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                                                                   EXHIBIT 10.15

                          SERIES PRODUCTION AGREEMENT
                          ---------------------------


     Agreement dated as of April 27, 1990 between Fox Children's Network ("FCN") and Film Roman, Inc. ("Producer"), relating to a proposed television series presently entitled "BOBBY'S WORLD" (the "Series").

                                R E C I T A L S

     A.   FCN controls the right to produce the Series; and

     B. The parties desire to provide for Producer to perform production services in connection with the production of certain Programs (as defined below) of the Series.

     WHEREFORE, it is agreed as follows:

                              A G R E E M E N T

1.   PROGRAMS.
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     "Program" means an episode of the Series, which in each case shall be a wholly new and original half-hour program in color, which will be animated except for live-action segments (contemplated to be opening and closing "bookends") featuring Howie Mandel ("Mandel"). Without limiting the generality of Paragraphs 8 and 9 below, each Program shall be produced in strict accordance with models, scripts, storyboards, audio voice tracks and other major elements pre-approved by FCN ("FCN-Approved Major Elements").

2.   INITIAL PROGRAM ORDER.
     ---------------------

     FCN hereby orders from Producer, and Producer hereby agrees to produce and Deliver (as defined in Paragraph 6 below) to FCN for Exhibition by FCN commencing in September 1990, 13 Programs (the "Initial Program Order").

3.   PRODUCTION SERVICES.
     -------------------

     (a) Engagement. Subject to the terms and conditions hereof, Producer shall provide all production services required in order to complete and Deliver (as defined below) each of the Programs ordered by FCN hereunder. Producer shall furnish (or, to the extent permitted hereunder, subcontract for the furnishing) of all personnel, services, facilities, equipment and materials necessary for the production of the Programs, including without limitation preparation of story outlines, scripts, storyboards, voice tracks and animation for each Program ordered
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by FCN hereunder, all subject to FCN's rights of approval, as described hereinbelow.

     (b) Work-Made-For-Hire. All results and proceeds of Producer's services hereunder and any party Producer subcontracts with to render services on the Series or any Program thereof (including without limitation, any and all intellectual property or other matter subject to copyright protection, the original negative of each Picture and all other physical materials built, manufactured or created in connection with the performance of Producer's services hereunder and any party Producer subcontracts with to render services on the Series or any Program thereof, and all documents, papers, records and files created in connection with the performance of Producer's services hereunder and any party Producer subcontracts with to render services on the Series or any Program thereof) are and will be deemed to have been specially ordered or commissioned by FCN for use as part of a motion picture or other audiovisual work. All such results and proceeds are and will be a "work-made-for-hire" within the meaning of the United States Copyright Act. FCN shall be deemed to be the absolute owner of all rights in and to all such results and proceeds of Producer's services hereunder from the moment of their creation, and of all monies and other proceeds derived therefrom.
Without limiting the generality of the foregoing, FCN shall be deemed to be the sole author of all intellectual property (or other matter subject to copyright protection) which results from Producer's services hereunder.
FCN shall at all times have the absolute right to make such changes in any or all of the foregoing materials and such uses and disposition thereof, in whole or in part, as FCN may from time to time determine as the sole author and owner thereof and Producer expressly waives any so-called rights of droit morale and moral rights of authors. Producer agrees to execute, and further agrees to cause any party Producer subcontracts with to render services on the Series or any Program thereof to execute, any and all Certificates of Authorship and/or assignments to effectuate the foregoing; provided that if Producer and/or any such party fails to execute any such document within ten
(10) days of Producer's, or any such party's, receipt of FCN's said request, FCN is hereby irrevocably appointed (such appointment being coupled with an interest) as Producer's and/or any such party's true and lawful agent to execute the same in Producer's and/or any such party's name. Notwithstanding anything to the contrary in this Paragraph 3(b), Producer and FCN acknowledge that this Paragraph 3(b) shall (i) apply only to material furnished by Producer and any party Producer subcontracts with to furnish materials in connection with the Series or any Program thereof and not to material furnished in writing to Producer by FCN and (ii) shall not be deemed to apply to the copyright ownership or trademark rights to the "Bobby" character.

4.   PAYMENT OF PRODUCTION COSTS.

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     Except as otherwise provided in Paragraph 5(a)(iii) below, Producer shall pay, and shall hold FCN harmless from, any and all costs and expenses incurred in connection with the production of the Programs including, without limitation, any and all payments required under the WGA or AFM Basic Agreements or any other guild or union collectively bargaining agreement except as expressly provided to the contrary in this Agreement with respect to SAG runs. Without limiting the generality of the foregoing, Producer shall bear any and all amounts by which the cost of production of any Program ordered by FCN hereunder exceeds the budget for such Program approved by FCN and/or the reimbursement provided for in Paragraph 5(a)(i) below. The costs and expenses paid by Producer shall include, without limitation, all of the following: (a) all development costs;
(b) all pre-production costs; (c) all animation costs; (d) all post-production costs; (e) payment for "voice" talent at no more than Screen Actors Guild ("SAG") minimum scale plus ten percent (10%); (f) payment for actors appearing in live action segments at no more than SAG minimum scale, except for Mandel who will receive a fee equal to 200% of applicable SAG minimum scale; (g) payment to each SAG member of residuals for four (4) runs of each Program, in accordance with the applicable minimum provisions of the SAG Agreement relating to voice talent; (h) the applicable minimum SAG pension, health and welfare payments; and
(i) all amounts (including without limitation royalties for the acquisition of rights in certain characters, fees for Mandel's consulting services and fees for Mandel's acting services) to Alevy Productions, Inc. ("Alevy") pursuant to the agreement dated as of March 28, 1990 between Producer and Alevy (the "FRI/Alevy Agreement").

5.   FINANCIAL TERMS.

     (a) Series Production Fees -- Initial Program Order. For each Program from the Initial Program Order produced and delivered by Producer, FCN shall pay to Producer, in accordance with the payment schedule set forth in Paragraph 5(f) below, and subject to all of the terms and conditions hereof, the following amounts (collectively, the "Production Fee") in full consideration for all production services rendered by Producer and all rights granted to FCN hereunder:

          (i) A production cost reimbursement in an amount equal to Producer's actual, direct, auditable, out-of-pocket costs incurred in connection with the production of the animated portions of the Program up to a maximum of $250,000 per Program inclusive of all costs incurred for all applicable items specified in Paragraph 4 above except as provided in Paragraphs 5(a)(ii) and 5(a)(iii), and except to the extent that Producer agrees to pay any "voice" talent an amount in excess of SAG minimum scale plus ten percent (10%) unless pre-approved in writing by FCN it being understood that Producer shall be solely

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responsible for the payment of any excess amounts and that FCN shall not be obligated to reimburse Producer for the same.

          (ii) Provided that live action segments are actually produced for such Program, a production cost reimbursement in an amount equal to Producer's actual, direct, auditable, out-of-pocket costs incurred in connection with the production of the live-action portions of the Program (inclusive of all costs incurred for all applicable items specified in Paragraph 4 above), up to a maximum of $5,000 per Program; and

          (iii) an additional production cost reimbursement ("Contingency Fund") in an amount equal to Producer's actual, direct, auditable out-of-pocket costs incurred in connection with the production of the Program, up to a maximum of $7,500 per Program, payable only to the extent that the total of the maximum amounts provided in Paragraphs 5(a)(i) and 5(a)(ii) (if applicable) above is insufficient to reimburse Producer for all reimbursable costs incurred in connection with the Program, irrespective of whether such costs are incurred for the animated or live-action (if applicable) portions of the Program. Producer may apply any amounts paid by FCN pursuant to Paragraphs 5(a)(i), 5(a)(ii) (if applicable) or 5(a)(iii) against any reimbursable costs incurred in connection with the Program. The total of the maximum reimbursements payable by FCN pursuant to Paragraphs 5(a)(i), 5(a)(ii) (if applicable) and 5(a)(iii) hereof is the "Reimbursement Cap".

          (iv) In addition to the amounts provided for in Paragraphs 5(a)(i), 5(a)(ii) (if applicable) and 5(a)(iii) above, FCN shall pay to Producer the following flat, nonauditable fees for each Program ordered by FCN and delivered by Producer:

               (A) The sum of $7,500 per Program for Producer's overhead; and

               (B) The sum of $7,500 per episode for executive producing services supplied by Producer.

          (v) FCN shall, in addition, pay to Producer the sum of $15,000 per Program which shall be utilized and allocable by Producer, in its discretion, to pay directly to Alevy or Howie Mandel, the amount of $15,000 per Program for the acquisition of rights in certain characters and all services of Mandel in connection with each such Program of the Series; and, FCN agrees that such $15,000 amount will be recognized as a legitimate per Program cost in connection with any audit verification conducted by FCN under this agreement.

     (b) Contingent Compensation. Provided that Producer performs all of its material obligations hereunder, and subject to the provisions of the FRI/Alevy Agreement, Producer shall be

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entitled to receive contingent compensation in an amount equal to 50% of 100% of the Net Profits, if any, of the Programs of the Series Delivered by Producer to FCN hereunder, out of which contingent compensation Producer shall pay directly to Alevy contingent compensation in an amount as set forth in the FRI/Alevy Agreement. The contingent compensation, if any, payable to Producer shall be computed, determined and paid in accordance with FCN's standard definition of Net Profits, subject to such changes therein as are agreed upon by FCN as a result of good faith negotiation within FCN's customary parameters.

     (c) Payment for Creative Changes Required by FCN. Notwithstanding any provision to the contrary contained in Paragraphs 5(a)(i), (ii) or (iii) hereof, if any Program is produced in strict accordance with all FCN-Approved Major Elements, but FCN shall nevertheless require Producer in writing to make a change in the Program (other than minor changes, e.g., inserts or film editorial revisions mutually agreed upon) with respect to creative material therein, and if it was readily apparent from a final reading or review of the FCN-Approved Major Elements that such creative material would appear in the Program as it in fact does appear before such change is made, then Producer shall make such change and FCN shall reimburse Producer for its direct, pre-approved, actual, auditable, unavoidable, out-of-pocket cost and expenses incurred in good faith in making such change, but only to the extent that such out-of-pocket costs and expenses are in excess of the amounts for which Producer is entitled to be reimbursed under Paragraphs 5(a)(i), (ii) or (iii) of this agreement. FCN shall negotiate in good faith with Producer regarding the pre-approval of such costs and expenses.

     (d) Conditions to Payment. Payment of all Production Fees pursuant to this Paragraph 5 is subject to FCN's receipt of a properly executed copy of this Agreement, a properly executed copy of the Indemnity Agreement of even date herewith between FCN and Producer, the Certificate of Errors and Omissions Insurance described in Paragraph 16 below and appropriate invoices from Producer.

     (e) Payment Schedule. Payment of each amount specified in Paragraph 5(a) shall be due 10 days after Delivery of the applicable Program; provided that the sum of $188,005 (the "Holdback Amount") shall be retained by FCN out of the Production Fees payable in respect of the entire Initial Program Order pending completion of FCN's Final Audit pursuant to Paragraph 5(g)(ii) below. Notwithstanding the foregoing, subject to FCN's receipt of the executed copies, Certificate, and invoices described in Paragraph 5(d) and satisfaction of all other conditions set forth in Paragraph 5(d), FCN shall advance to Producer, against amounts otherwise payable in accordance with the foregoing, the following amounts:

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          (i)   A preproduction advance in respect of the entire Initial Program
Order in an amount equal to $350,000, receipt of which is hereby acknowledged by Producer;

          (ii) The sum of $95,000 per Program, payable upon FCN's approval of the script and storyboard for such Program;

          (iii) The sum of $47,500 per Program, payable upon shipment of applicable materials by Producer to an animation studio approved by FCN;

          (iv) The sum of $47,500 per Program, payable 10 days after delivery of a rough cut of such Program to FCN; and

          (v) The sum of $53,615 per Program, payable 10 days after completion of the Delivery of the applicable Program to FCN.

FCN will consider in good faith any request by Producer for additional advances against the balance of Production Fees which are being held pending audit and/or against the Contingency Fund, subject to Producer's substantiation, to FCN's reasonable satisfaction, of the need for such additional advances in order to meet unavoidable, out-of-pocket Program production costs.

     (f) Order Reduction/Cancellation. Without limiting any of FCN's other rights under this Agreement, at law or in equity, FCN shall have the right, at its election and at any time, to reduce or cancel the Initial Program Order or any subsequent Program order. In the event of any such cancellation by FCN, Producer shall immediately discontinue production and Delivery of further Programs to FCN; and in the event of any such reduction by FCN, Producer shall discontinue production and Delivery of any Programs in excess of the number of Programs ordered by FCN after giving effect to such reduction. FCN shall thereafter not be further obligated to Producer, for the payment of Production Fees or otherwise, with respect to Programs not produced as a result of such reduction or cancellation; and FCN shall not be obligated to Producer for the payment of Production Fees or otherwise in respect of Programs produced in whole or in part but not Delivered as a result of such reduction or cancellation, except that FCN shall, subject to the provisions of Paragraph 5(i) below, reimburse Producer for the actual, direct, auditable, unavoidable, out-of-pocket costs, if any, reasonably incurred by Producer in good faith to satisfy the Initial Program Order or any subsequent Program order including an amount equal to Producer's actual, direct, auditable, unavoidable, out-of-pocket overhead costs in connection with the same provided in no event shall such overhead costs exceed $7,500 per Program.

     (g)  Audit.

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          (i)   All costs, if any, which are to be reimbursed by FCN may be audited by FCN, at its election, either prior to or following such reimbursement. Costs which are recovered by means of insurance coverage, legal settlement or adjudication, refund or otherwise shall not be reimbursable by FCN. Producer shall promptly notify FCN of any such recovery, and such recovery shall be treated as an overpayment as provided for in Paragraph 5(i) below.

          (ii) FCN agrees to perform its final audit with respect to the Initial Program Order ("Final Audit"), within 30 days after FCN's receipt of written notification from Producer that all customary and relevant substantiation of payments and other documents which are customarily made available for audits of this type, including, but not limited to, canceled checks, check registers and third-party agreements with respect to the entire Initial Program Order (collectively "Documentation") are available for FCN's audit. If substantially all of the applicable and relevant Documentation is actually available (after best efforts by Producer to secure all such Documentation), and FCN fails to complete its Final Audit within 30 days following FCN's receipt of Producer's written notification thereof, then FCN shall promptly advance to Producer an amount equal to the lesser of (A) 50% of the Holdback Amount plus 50% of the Contingency Fund, or (B) the total of all production costs (including all overages specifically approved in writing by FCN, provided such overages result in Producer incurring production costs in excess of the Reimbursement Cap) presented by Producer for audit less the aggregate of all amounts which FCN has theretofore advanced to (or for the benefit of) Producer in respect of the Initial Program Order. If all of the applicable and relevant Documentation is actually available and FCN fails to complete its Final Audit within 60 days following FCN's receipt of Producer's written notification thereof, then FCN will promptly advance to Producer the lesser of (x) the remaining balance of the Holdback Amount plus the balance of the Contingency Fund, or (y) the total of all production costs presented by Producer for audit less the aggregate of all amounts theretofore advanced by FCN to (or for the benefit of) Producer in respect of the Initial Program Order. Producer agrees to use its best efforts to provide to FCN all Documentation required by FCN for purposes of audit.

          (iii) In addition to FCN's Final Audit, FCN shall, if requested by Producer, perform periodic audits with respect to those production costs which are auditable and have been expended during the course of production of any one or more Programs, provided that Producer has notified FCN in writing that all relevant Documentation is available for FCN's auditor and all such Documentation is actually available.

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          (iv) For all purposes hereunder no Documentation shall be deemed
"available" for audit by FCN unless and until such Documentation has been assembled and organized by Producer in accordance with industry custom and practice so that such Documentation is readily reviewable by FCN's auditors without undue burden or inconvenience.

     (h) Overpayment. If FCN determines from any audit that any Production Fee or other amount which has been paid, reimbursed or advanced to Producer in connection with the Series exceeds the actual amount due to Producer under this Agreement, then FCN may recover such excess by any combination of the following:

          (i) FCN may deduct an amount equal to such excess from any payments, reimbursements or advances then or thereafter payable to Producer under this Agreement or any other agreement between Producer and FCN relating to the Series (including without limitation any and all advances or production fees payable in respect of any Program(s)); and/or

          (ii) FCN may deduct an amount equal to such excess from any sums payable in respect of Producer's share of Net Profits under this Agreement or any other agreement between FCN and Producer (whether or not related to the Series); and/or

          (iii) at FCN's election, Producer shall promptly repay such excess to FCN on demand.

     (i) Limitations on Reimbursement. Notwithstanding anything to the contrary contained in this Agreement:

          (i) Unless FCN specifically agrees otherwise in writing with Producer, FCN shall not be obligated to reimburse Producer for costs relating to services, facilities, equipment or other items utilized in connection with the production of any Program(s) to the extent that such items are retained by Producer or utilized by Producer on any other production or otherwise; provided, however, that FCN will recognize the fair market value (inclusive of any savings realized by Producer) for purposes of any audit verification conducted by FCN under the terms of this agreement;

          (ii) such costs shall not in any event be reimbursed to the extent otherwise reimbursed under this Agreement or any other written agreement between the parties:

         (iii) in no event shall the aggregate of all amounts reimbursed to Producer in connection with any Program(s) exceed the applicable Reimbursement Cap for such Program(s) except to the extent that the provisions of Paragraph 5(c) apply;

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          (iv) Producer shall be responsible for all cost overages whether or not such amounts fall within the Reimbursement Cap except to the extent that the provisions of Paragraph 5(c) apply;

          (v) Producer shall be solely responsible for the payment of any and all amounts due Alevy Productions pursuant to any agreements between Producer and Alevy Productions with respect to the Series and agrees to indemnify FCN in connection with the same; and,

          (vi) Producer shall, when appropriate, use its best efforts to minimize the amounts FCN is required to reimburse by entering into settlement agreements, by taking advantage of an employer's rights regarding mitigation of damages by an employee or by other appropriate methods.

6.   DELIVERY.

     (a) Definition of "Delivery". As used in this Agreement, the term "Delivery" (and variations thereof) shall mean delivery by Producer to FCN of all the elements of each Program, in full accordance with this Agreement and with FCN's delivery requirements set forth in Exhibit A attached hereto and incorporated herein by this reference (as such delivery requirements may be amended, modified and/or supplemented by FCN from time to time by notice to Producer) at such place(s) as FCN shall designate and at the sole cost of Producer. Delivery in accordance with this Paragraph 6 shall be of the essence of this Agreement.

     (b) Delivery Schedule. The Programs for the Initial Program Order shall be Delivered in accordance with the following schedule: one Program per week commencing no later than September 5, 1990.

     (c) Advertising Materials. Producer shall deliver to FCN as soon as available (i.e. prior to August 15, 1990 or sooner, if possible) all customary film elements, stills, soundtracks and other physical materials reasonably requested by FCN for the creation of advertising and promotional materials relating to the Series.

     (d) Late Delivery. Without limiting any other rights or remedies available to FCN, if Producer Delivers any Program late, Producer shall reimburse FCN for any and all resultant costs incurred to facilitate the Exhibition of such Program as initially scheduled by FCN.

7.   NEGOTIATION AND LAST REFUSAL REGARDING PRODUCTION OF ADDITIONAL PROGRAMS.

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     (a) Provided that Producer performs all of its material obligations hereunder, in the event that FCN elects, in its sole discretion, at any time during the "Term" of the FRI/Alevy Agreement to order the production of additional Programs (subsequent to the Initial Program Order), Producer and FCN shall negotiate in good faith with respect to Producer performing production services in connection with such additional Programs. In negotiating regarding the maximum production cost reimbursement to be payable to Producer in connection with such production services the parties shall take into consideration, inter alia, the following: the "normal" start-up costs inherent in the development and production of the initial 13-episode order of any animated series; the actual, direct, out-of-pocket costs of producing the Initial Program Order as verified and approved by FCN's final audit (provided that such costs were incurred as a result of "normal production circumstances" but excluding from such audit Producer's $7,500 overhead and producing fees); the anticipated increases and/or decreases, if any, in the cost of production of the Programs to be covered by such additional order; union increases and/or decreases, if any; and the "network practice" of increasing license fees by 5% for each subsequent production season. If, following a reasonable, good faith negotiation in accordance with this Paragraph 7(a), FCN and Producer are unable to agree upon a maximum production fee (a "Maximum Production Fee") for the services to be performed by Producer in connection with the production of such additional Programs (inclusive of a production fee reimbursement, subject to audit, up to a specified maximum amount, a minimum of $7,500 per-Program executive producing fee and a $7,500 per-Program overhead allocation to Producer) within a reasonable period for such negotiation, then FCN shall the right to enter into an agreement with a third party to produce such additional Programs with the same or comparable quality, during the same or comparable time frame, with the same or comparable personnel and with the same or comparable animation studio as contemplated by FCN during its negotiations with Producer pursuant to this Paragraph (collectively "Comparable Terms"), subject to Producer's last refusal rights pursuant to Paragraph 7(b) below.

     (b) If FCN receives from any third party an offer regarding the production of additional Programs which FCN wishes to accept (a "Third Party Offer"), FCN shall give written notice thereof to Producer, and Producer shall have the right, exercisable by written notice to FCN within ten business days after the giving of such notice, to enter into an agreement with FCN to produce such additional Programs upon the Comparable Terms for a production fee in the amount of the Maximum Production Fee contained in the Third Party Offer. If Producer does not exercise its right of last refusal in accordance with this Paragraph 7(b),c FCN shall be free to finalize an agreement with the third party regarding the production of the additional Programs ordered by FCN on the terms set forth in this Third

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Party Offer and Producer's negotiation and last refusal rights with respect to the Series shall terminate.

     (c) Provided that Producer performs its material obligations under this Agreement with respect to the Initial Program Order, if FCN produces additional Programs utilizing the production services of any third party production entity, Producer shall receive, as a passive royalty, with respect to each such Program produced by such other production entity, a participation in the Net Profits of such additional Program(s) equal to 16-1/4% of 100% of the Net Profits of such additional Program(s). Nothing contained in this Paragraph 7(c) shall affect the vesting of Producer's contingent compensation with respect to the Initial Program Order.

8.   BUSINESS AND CREATIVE APPROVALS.

     All of Producer's activities pursuant to this Agreement or otherwise in connection with the Series or any Program shall be subject to the supervision and control of FCN, and FCN shall at all times have all final business and creative controls and approvals with respect to all Programs produced by Producer hereunder, which such controls and approvals, subject to the exigencies of production, shall be exercised by FCN in a timely, good faith and reasonable manner. Producer shall keep FCN informed of the status of each Program's development and production and shall provide, upon request, such additional information as FCN may require. If Producer and FCN are unable to reach agreement, within such period as FCN may require, concerning any matter with respect to which FCN is vested with a right of control or approval hereunder, FCN shall have the right, in its sole discretion, to designate such matter or element. Such designation by FCN shall be final and binding for all purposes, and Producer shall follow all of FCN's instructions regarding same.

9.   PRODUCTION SPECIFICATIONS; APPROVALS and DESIGNATIONS.

     (a) Specifications and Approval Rights.  Without limiting the generality of
Section 8 hereof, Producer shall cause each Program to contain the following elements as designated or approved by FCN and to be produced in accordance with the following specifications and rights of approval:

          (i) FCN shall have full prior approval rights over all creative elements in the Series and each Program, including, but not limited to, executive and line producers, director(s), writer(s), story editor(s), concept, format, actors, voices, animation studio, stories and story lines, story outlines, teleplays, program titles, opening and closing titles and bookends, live action segments, detailed script outlines, scripts, models and music. In addition, FCN subject to the terms

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of any agreement(s) pre-approved in writing by FCN, shall have the right to require Producer to dismiss or replace any key creative element, and subject to FCN's dismissal and replacement rights, any key creative element approved by FCN including, without limitation, Phil Roman, shall be of the essence of this Agreement.

          (ii) Each Program shall be produced in accordance with a final budget and production schedule approved by FCN.

         (iii) Each Program shall be produced with first class "network quality" animation (comparable in quality to "SMURFS" or other network programs with similar production costs and technical qualities) and shall conform in all technical respects, including technical quality, with the standards generally required by FCN for animated television programs. The average cell count of the Programs shall be no less than 16,000 per Program. Timing and commercial format shall be in accordance with FCN's then-current standards (or as designated by FCN).

          (iv) Pre-production and post-production of each Program shall be at a first class production facility in the Los Angeles area or such other area, if any, as may be mutually agreed upon by FCN and Producer; in this regard, Film Roman's studio is deemed an acceptable facility for the Initial Program Order. All animation of each Program shall be carried out at Cuckoo's Nest Studio in Taiwan or another animation facility approved by FCN. The Production Fees provided in Paragraph 5 are predicated on the foregoing.

     (b) Changes in FCN-Approved Elements. No approvals hereunder shall be binding upon FCN unless given in writing signed by an authorized officer of FCN. There shall be no change of or deviation from any elements of any Program which are subject to FCN's approval, once such element has been approved by FCN, without FCN's prior written consent. Subject to Paragraph 5(c), FCN shall have the unrestricted right at any time (provided FCN shall first consult Producer unless the exigencies of production make it impossible to do so) to require the scripts, storyboards, music and/or any person, facility, element or material approved or designated by FCN in connection with any Program to be replaced and to approve or designate such replacement, and Producer shall comply with FCN's instructions relating thereto.

10.  REPORTS AND RECORDS; OTHER PRODUCTION MATTERS.

     (a) Records and Reports. Producer shall prepare and deliver to FCN detailed production reports in a form approved by FCN which shall reflect the progress of the production of each Program. Producer shall promptly notify FCN of any occurrence which delays or interferes with, or might delay or interfere

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with, the production of any Program.  FCN shall have the right to have its representatives and personnel, present through all stages of development, production and Delivery of each Program, and Producer shall fully cooperate with such persons. Producer will keep FCN's production representatives advised as to all phases of the production of each Program and shall make available to FCN's representatives all books, records and other information and data relating to the Program and the production thereof.

     (b) Broadcast Standards. Producer represents, warrants and agrees that each Program shall be subject to, and shall conform to, the then-current broadcast standards and other program and operating practices and policies established or determined by FCN of which Producer has reasonable prior notice. Producer expressly acknowledges that FCN has the right to direct Producer to make such changes in any script for any Program(s) (collectively the "Material") as FCN deems necessary for the Material to so conform. Producer shall pay all costs and expenses incurred in connection with any such changes in the Material and FCN shall not be obligated to reimburse Producer therefor, except to the extent required by Paragraph 5(c) above. If subsequent to FCN's approval of the Material, FCN is apprised of any claim, or of any new facts which might give rise to a claim, which FCN determines to necessitate revisions in the Material, FCN has the right to require Producer to make such additional changes at Producer's sole cost and expense except to the extent such changes are for creative reasons in which case the provisions of Paragraphs 5(c) or 9(b) as appropriate, shall apply. The rights set forth in this Paragraph 10(b) are cumulative of any other rights of FCN, including, without limitation, FCN's rights under Paragraphs 8 and 9 above.

11. AGREEMENTS WITH TALENT. All above-the-line talent (including voice talent) performing services in connection with any Program shall be engaged by Producer pursuant to an agreement in writing the form of which shall have been pre-approved by FCN it being acknowledged and agreed that the agreements for voice talent in connection with the initial Program Order have been approved by FCN. Producer shall promptly supply FCN with a fully-executed copy of each such agreement, together with an accurate contract summary thereof.

12.  OWNERSHIP OF PROGRAMS; INCIDENTAL RIGHTS.
     -----------------------------------------

     (a) FCN'S Ownership of Programs. FCN owns, and shall at all times own, solely and exclusively, throughout the universe, in perpetuity, free of any liens, claims, encumbrances, limitations or restrictions, and Producer hereby irrevocably assigns and transfers to FCN any and all right, title and interest (if any) of Producer in and to, all of the following: (i) all right, title and interest (including without limitation the worldwide copyrights and all extensions and renewals thereof) in and to each Program, all elements thereof, and all literary, dramatic, musical and other materials upon which each Program is (or is to be) based, all merchandising and music rights (including, without limitation, all soundtrack and publishing rights), all rights with respect to live action and animated motion picture and television remakes, sequels, television spin-offs and other derivative works of any kind and in any medium, and all other allied, subsidiary and ancillary rights in and to each Program; (ii) the original negative and sound elements in which each Program is now or hereafter embodied: and (iii) the exclusive right, under copyright and otherwise, in perpetuity and throughout the universe, to exhibit, distribute, market, publicize and otherwise exploit each Program and all elements thereof or excerpts therefrom in any and all media, by any and every means, method, process or device, now known or hereafter devised. Producer further assigns to FCN all of Producer's right, title and interest in and to all agreements and other documents, if any, pursuant to which Producer may have acquired any right, title or interest in and to any Program or in and to any of the literary, dramatic, musical or other materials upon which any Program is (or is to be) based. Notwithstanding the foregoing, FCN and Producer acknowledge that the copyright and trademarks to the "Bobby" character are subject to the terms of the FRI/Alevy Agreement. Producer agrees to execute such additional documents including, without limitation, assignments of copyright, as shall be necessary to effectuate the foregoing; provided that if Producer fails to execute any such document within ten (10) days of Producer's receipt of FCN's said request, FCN is hereby irrevocably appointed (such appointment being coupled with an interest) as Producer's true and lawful agent to execute the same in Producer's name.

     (b) Ownership of Physical Materials. All physical equipment and material created or purchased for the production of each Program (including without limitation all drawings, storyboards, models and cels) shall from the moment of such creation or purchase be the sole and exclusive property of FCN, except for items for which FCN does not reimburse Producer by reason of Paragraph 5(i).

     (c)  Advertising and Publicity.

          (i) FCN shall at all times from and after the date hereof have the sole right to advertise and publicize the Series, its production, and all elements of the Series. Neither Producer nor any of its personnel or affiliates, nor any production personnel, shall, except with FCN's prior written approval, issue, authorize, or participate in any statements, interviews, press releases, advertisements, or publicity or promotion activities relating to any Program other than incidental, non-derogatory, factually accurate, informational press releases.

          (ii) FCN and each of its licensees and assigns and each sponsor of the Series (and its advertising agency) may use (and may grant to others the right to use) in any form and in any media, without the payment of additional compensation, Producer's name, the title of the Series and each Program, any other portion or element of the Series and the name, photograph and other likeness, voice and biography of each and all of the executive producers of the Series and any and all employees of Producer rendering services in connection with the Series, for advertising, publicity, promotion and informational purposes in connection with the Series and the exploitation thereof and, also, in connection with the "institutional advertising" (i.e., advertising designed to create good will and prestige) of FCN and/or its licensees and assigns and in connection with the advertising of the products or services of any sponsor of any Program(s) and/or of the Series, provided that such advertising occurs in conjunction with the promotion or publicizing of the Series, and provided further that no such use shall constitute a direct endorsement of any product or service.

13.  RELATIONSHIP, REMEDIES AND "PAY OR PLAY".

     (a) Producer is an independent contractor, and nothing contained in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between FCN and Producer. All persons employed in connection with Producer's performance hereunder shall be, as between FCN and Producer, Producer's employees. In connection therewith, Producer shall have all responsibilities of any employer, including those arising under any applicable law or collective bargaining agreement. As between FCN and Producer, Producer shall pay all amounts due for services or materials in connection with Producer's performance hereunder. All amounts payable to Producer hereunder shall be subject to all laws and regulations now or hereafter in existence requiring the deduction or withholding by FCN of payments for income or other taxes payable by or assessable against Producer. FCN shall have the right to make such deductions and withholdings, and the payment of any amounts so withheld or deducted to the governmental agency concerned in accordance with FCN's good faith interpretation of such laws and regulations shall constitute payment hereunder to Producer (and shall discharge FCN's payment obligations to Producer with respect to such amounts). Producer warrants that at all times that compensation payable by Producer in connection with any Program is subject to the withholding of any California tax, Producer will comply with the applicable California law, and will be fully qualified to do business in the State of California. Except as otherwise expressly provided herein, FCN shall not share in Producer's Program profits nor bear any production risks or losses.

     (b) Failure by Producer to perform hereunder will cause FCN irreparable loss of a unique, intellectual property warranting injunctive or other equitable relief to prevent such loss. In the event FCN breaches or otherwise fails to perform any of the provisions of this Agreement, the damage (if any) caused Producer thereby shall not be deemed irreparable or otherwise sufficient to entitle Producer to rescission or to injunctive or other equitable relief, and Producer's sole remedy shall be the right to seek damages in an action at law. Producer shall not be entitled, in any event, to restrain or enjoin FCN's exercise of any of the rights granted to FCN hereunder or FCN's exhibition of any Program or of any advertising, promotion or publicity in connection therewith.

     (c) FCN shall have no obligation to exhibit any Program or Programs or any other element or portion of the Series. FCN's only obligation shall be payment to Producer (for each Program Delivered hereunder) of the applicable amounts provided in Paragraph 5 above, subject to all of FCN's rights hereunder, at law or in equity.

14.  COMPLIANCE.

     Producer recognizes FCN's policy of equal employment opportunity and that FCN applies such policy to all aspects of its operations; and Producer agrees that in all aspects of its production activity there will likewise be no discrimination because of race, creed, religion, sex or national origin.

15.  REPRESENTATIONS AND WARRANTIES.

     (a) Producer represents and warrants that: (i) Producer has the right to enter into and fully perform this Agreement and to grant all rights granted by Producer under this Agreement; (ii) Producer has not done, and shall not do, any act or enter into any agreement which would violate any of the rights granted to FCN or interfere with the performance of Producer's obligations under this Agreement or FCN's ownership of the Programs free and clear of any encumbrance, including any lien or tax; (iii) the exercise by FCN in accordance with the terms of this Agreement of the rights granted to it will not violate, infringe any personal or property rights of, or defame, any person, firm, corporation or other entity; (v) Producer has or shall secure prior to production and Delivery of each Program all rights, interests, licenses and clearances necessary for Producer's production and Delivery of such Program and for the unrestricted use and exploitation in any and all media now known or hereafter devised, throughout the universe in perpetuity, of the Series, each Program and any script or other literary property or other property relating to the Series or any Program, or of any element of any of the foregoing; (vi) Producer has not and shall not take or cooperate in any action that would or might subject FCN to the jurisdiction or payment obligations of any guild or collective bargaining agreement including, without limitation, the WGA and AFM Basic Agreements except as expressly provided to the contrary in this Agreement with respect to SAG reruns; (vii) all services performed by any person or entity in connection with production of each Program shall be pursuant to a written agreement providing, inter alia, that all results and proceeds of such services are a "work-made-for-hire" for FCN, specially ordered or commissioned for use as part of a motion picture or other audiovisual work of which FCN is sole owner and author; and (vii) all music synchronized with any Program shall be (A) specifically created for such Program as work-made-for-hire for FCN, (B) in the public domain, or (C) synchronized pursuant to a license providing for FCN to utilize such music in synchronization with the Program in any and all media throughout the world in perpetuity, without the payment of any additional fees or royalties, except for the payment for non-dramatic performing rights, provided that such non-dramatic performing rights are controlled by ASCAP, BMI, SESAC or their affiliates; and (viii) Producer shall pay all amounts due any party with whom Producer contracts for services and/or materials in connection with the development and/or production of Series and/or any Program.

     (b) (i) Without limiting the generality of the warranties and representations made in Paragraph 15(a), Producer warrants and represents that Producer shall, for the benefit of FCN, obtain from any applicable third party publisher(s) as part of any synchronization license(s) the non-dramatic performing rights in each musical composition in the Programs not owned or controlled by Producer (the "Direct License") so that FCN may at any time at its sole option broadcast the Programs under such Direct License (rather than under any blanket license from ASCAP or BMI to FCN). Producer agrees that Producer's agreement(s) with any composer(s) will provide for the right to license directly as described in this Agreement subject only to the payment of the writers share of any fee paid by the broadcaster of the Programs to Producer. The license fee(s) for such Direct License shall be determined in accordance with the procedures set forth in Paragraph 15(b)(ii) below. (As used herein, the word "publisher(s)" shall mean any person(s) or entity(s) other than Producer which hold or control the applicable non-dramatic performing rights). Each Direct License shall be assigned by Producer to FCN if and when FCN shall so request.

          (ii) Each Direct License shall provide for the following procedures for determination of the applicable license fee: FCN or its designee or an applicable broadcaster shall negotiate in good faith with the publisher(s) for a "Negotiating Period" of 60 days to arrive at a fee under the Direct License for each exhibition of a Program (the "Direct License Fee"). Failing agreement on a fee acceptable to FCN within the

Negotiating Period, the determination of the Direct License Fee shall be submitted to an expedited arbitration proceeding, at FCN's sole expense, which shall be conducted in Los Angeles in accordance with the then-current rules of the American Arbitration Association. The criterion to be used by the arbitrator in determining the Direct License Fee shall be the competitive market value of the non-dramatic performing rights in the music. FCN and any applicable publisher(s) shall all be parties to the arbitration and shall be bound by the decision of the arbitrator as to the amount of such fee. FCN shall pay the Direct License Fee directly to the applicable publisher.
Notwithstanding the foregoing, FCN shall: (i) continue to have the right to exhibit the Programs pending a final arbitration as described above, if applicable; and (ii) assume Producer's liability, if any, for royalties to composers in connection with any Direct License.

     (c) Producer's representations and warranties hereunder and under the related Indemnity Agreement between FCN and Producer, as well as Producer's and FCN's obligations under such Indemnity Agreement, shall survive the termination of this Agreement; and neither the existence nor the exercise of any right of FCN specified in this Agreement, including, without limitation, approval rights, shall affect any of Producer's warranties or representations.

     (d) To the extent FCN so requests at any time and from time to time, Producer shall promptly Deliver to FCN evidence satisfactory to FCN that Producer has obtained all rights, interests, licenses and clearances necessary to produce each Program in accordance with all the terms of this Agreement.

16.  INDEMNITIES.

     (a) Producer shall indemnify and hold harmless FCN, its parents, affiliates, subsidiaries, licensees, successors and assigns, the stations broadcasting the Programs, each Program sponsor and its advertising agency, and the respective owners, officers, directors, agents and employees of each from and against all liability, actions, claims, demands, losses or damages, (including reasonable attorney's fees) caused by or arising out of the broadcast or other use hereunder of the Programs or the elements, material or performances contained therein (excluding any claim to the extent FCN is obligated to indemnify Producer with respect thereto under subparagraph 16(b) immediately below), or caused by or arising out of any breach of any of its representations, warranties or agreements hereunder.

     (b) FCN shall indemnify and hold harmless Producer, its employees, directors, licensees and assigns, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees arising out of any use of any material furnished by FCN in writing for the Programs or inserted by FCN without Producer's approval into any Program(s), or any advertising therefor, or any breach by FCN of any of its representations, warranties or agreements hereunder.

     (c) Notwithstanding anything to the contrary in subparagraphs 16(a) or 16(b) above, the indemnitor may assume, and if the indemnitee requests in writing shall assume, the defense of any claim, demand or action, and upon request by the indemnitee, shall allow the indemnitee to cooperate in the defense at indemnitee's expense to the extent the cost of indemnitee's involvement in such defense is not covered under the terms of any applicable insurance policy that indemnitor may have for its own benefit with respect to the defense of any such claim, demand or action. The indemnitee shall give the indemnitor prompt notice of any claim, demand or action covered by this indemnity. If the indemnitee settles any such claim, demand or action without the prior written consent of the indemnitor, the indemnitor shall be released from the indemnity in that instance; provided, however, that the foregoing provisions of this sentence shall not apply in any instance where the indemnitor has refused or failed to assume, after the indemnitee's written request therefor, the defense of any such claim, demand or action. Notwithstanding anything to the contrary in this Paragraph 16(c), Producer and FCN acknowledge and agree that they each shall be relieved of their respective indemnification obligations to each other under this Agreement to the extent that any such obligations are covered by any applicable insurance policy, but this shall not be deemed to relieve either Producer or FCN or their respective indemnification obligations to each other under this Agreement for any costs, damages, liabilities, losses and expenses (including reasonable attorney's fees) not covered by or in excess of any amounts covered by any applicable insurance policy.

     (d) Producer's representations, warranties, and agreements hereunder and under the related Indemnity Agreement between FCN and Producer, as well as Producer's and FCN's indemnification obligations hereunder and under such Indemnity Agreement, shall survive the termination of this Agreement; and neither the existence nor the exercise of an FCN right specified in this Agreement, including, without limitation, approval of right, shall affect any of Producer's warranties, representations or agreements.

     (e) To the extent FCN so requests at any time and from time to time, Producer shall promptly deliver to FCN all evidence satisfactory to FCN that Producer has obtained all rights, interest, licensees and clearances necessary to producer the Programs and grant the right granted to FCN hereunder in accordance with the terms of this Agreement.

17.  INSURANCE.

     (a) Producer shall, at its own expense, obtain and maintain in effect the following insurance policies for such time as is necessary to cover any and all claims arising in connection with the production or exhibition of the Series, which insurance shall be issued by a carrier or carriers approved by FCN:

          (i) Producer's Errors and Omissions insurance (E&O Insurance) to cover such production and all exhibitions of the Series and all Programs, having standard coverage acceptable to FCN and liability limits of not less than $1,000,000 per occurrence/$3,000,000 annual aggregate and a deductible of not greater than $10,000. Such E&O Insurance shall provide coverage with respect to any and all claims which are asserted during a period of not less than three (3) years following the first Exhibition by FCN of each Program, to be extended for additional annual periods thereafter as required by FCN.

          (ii) Such other insurance as is customarily required of and/or carried by production companies producing and Delivering television series under agreements of this type.

     (b) FCN shall be included as an additional insured in each of the insurance policies (excluding workers' compensation) obtained by Producer in compliance with subparagraph (a) above, and Producer shall furnish FCN a certificate of such insurance prior to commencement of production of the first Program hereunder. A certificate of blanket insurance, covering all productions of Producer and satisfying the coverage, liability limit and term requirements specified hereinabove, shall be acceptable to FCN. Each of the foregoing policies shall be primary, and not excess of or contributory to any other insurance provided by or for the benefit of FCN, and shall provide that at least thirty (30) days' advance written notice of any cancellation, non-renewal or other material change in the policy shall be accorded FCN. Producer shall not make any revision, modification or cancellation of any such policy, which may affect FCN's rights, without FCN's prior written consent.

     (c) Notwithstanding anything to the contrary in subparagraph 17(a) above, Producer shall be responsible for only the cost of the first year of the E&O insurance policy specified therein

18.  DEFAULT.

     In the event that Producer at any time breaches any provision of this Agreement, or at any time refuses or neglects or causes FCN to be notified that Producer intends to fail, refuse or neglect to perform fully any one or more of Producer's obligations hereunder, as required by FCN or at any time fails to confirm by written notice within two (2) business days after Producer's receipt of FCN's written or telefaxed notice of request that Producer give such confirmation that Producer will fully perform Producer's obligations hereunder (hereinafter referred to as "Default"), FCN may at any time suspend Producer's services and all of FCN's obligations hereunder during the period of such Default and/or may, at FCN's option, terminate this Agreement immediately upon the occurrence of an event of Default hereunder.

19.  FORCE MAJEURE.

     In the event that Producer is prevented from timely delivering, or FCN is prevented from timely exhibiting, any Program ordered hereunder by reason of any event beyond, respectively, Producer's or FCN's control, including but not limited to war (declared or undeclared), black out, air raid, act of public enemy, riot, epidemic, fire, casualty, accident, labor controversy (including but not limited lockout and/or strike or threat of either), governmental order or regulation, judicial order or decree (including without limitation any grant of injunctive relief, whether imposed on any industry wide basis or affecting only the Series), act of God, death, illness, incapacity, disfigurement, failure or refusal or neglect to perform for any reason of the producer, director, other production personnel or any member of the cast, failure of technical facilities, materials and/or personnel which make production in accordance with customary or established schedules and practices impracticable, or any other similar or dissimilar contingency beyond Producer's or FCN's control, FCN shall have the following rights:

     (a) The rights to: (i) reduce accordingly its order of Programs, in which event no amount shall be payable to Producer for the Program(s) not Delivered as the result of such reduction or cancellation (except that if the Force Majeure occurrence relates to FCN's inability to exhibit rather than to Producer's inability to make timely Delivery, FCN shall, subject to the provisions of Paragraph 5(i) above, reimburse Producer for the actual, direct, auditable, unavoidable, out-of-pocket costs, if any, incurred by Producer in connection with each such Program not Delivered as the result of such reduction or cancellation including an amount equal to Producer's actual, direct, auditable, unavoidable, out-of-pocket overhead costs in connection with each such Program provided in no event shall such overhead costs exceed $7,500 per Program; provided, further that in no event shall such reimbursement exceed the applicable Reimbursement Cap any for such Program; and/or (ii) credit any Programs not timely Delivered or exhibited against the number of Programs to be included in any subsequent order of Programs from Producer; and

     (b) If, with respect to the Initial Program Order or any subsequent Program order, Delivery or exhibition of the first or second Program, any two
(2) consecutive Programs or any four (4) Programs in the aggregate in that order is so prevented or delayed, the right to cancel FCN's order of any or all Programs which have not yet been, respectively, Delivered or exhibited; provided, however, that with respect to Programs not Delivered as the result of a Force Majeure occurrence relating to FCN's inability to exhibit, FCN shall reimburse Producer for costs as set forth in the applicable provisions of Paragraph 5(i) hereof. FCN acknowledges that with respect to the Initial Program Order, only, Producer timely delivered the first and second Program of such order.

If Producer fails, or will fail, to make timely Delivery of any Program(s) due to any Force Majeure occurrence, Producer shall notify FCN, promptly following said occurrence, whether Producer will be able to Deliver said Program(s) and, if so, when. Notwithstanding anything to the contrary in this Paragraph 19, if this Agreement is terminated by FCN based on a Force Majeure occurrence and thereafter FCN elects to recommence production of the Series, then provided Producer was not otherwise in breach of the Agreement at the time FCN elected to terminate and is active as a producer of animated network television programs, FCN will accord Producer the first opportunity to render producer services on the recommenced Series on terms to be negotiated within FCN's customary parameters.

20.  ASSIGNMENT.

     (a) FCN shall have the right to assign or otherwise transfer this Agreement in whole or in part, or any or all of its rights or privileges hereunder, and/or to delegate any or all of its obligations hereunder, to any person or other entity provided FCN shall first consult with Producer unless a written confidentiality clause or law prohibits FCN from doing so and provided, further, that any such assignment, transfer or delegation shall not relieve FCN of its liability hereunder.

     (b) Producer shall not assign this Agreement or any of its rights hereunder without FCN's prior written consent, prior to Producer's full performance, nor shall Producer delegate to another the performance of any of its obligations. Notwithstanding the foregoing, Producer shall not require FCN's consent to assign the proceeds which may become payable under this Agreement as security for monies advanced to finance production, of any Program; but provided, further, that in no event shall Producer assign, pledge, mortgage, hypothecate or otherwise encumber in any manner any Program or any rights therein.

21.  COMMUNICATIONS ACT SECTION 507.

     Producer shall comply with Section 507 of the Federal Communications Act concerning broadcast matter and disclosures required thereunder, insofar as that Section applies to persons furnishing program material for television broadcasting. Without limiting the foregoing, Producer hereby certifies and agrees that Producer has no knowledge of any information relating to any Program that is required to be disclosed by Producer under Section 507, that Producer will promptly disclose to FCN any such information of which Producer hereafter acquires knowledge and that Producer shall not, without FCN's prior approval, include in any Program hereunder any matter for which any money, service or other valuable consideration (as such terms are used in Section 507) is directly or indirectly paid or promised to Producer by a third party, or accepted from or charged to a third party by Producer. Producer shall exercise reasonable diligence to inform its employees and all other persons with whom it deals directly in connection with any Program, of the requirements of Section 507. Notwithstanding anything to the contrary contained in this Agreement, Producer's proper completion, execution and Delivery to FCN of a Producer's Affidavit of Disclosure pursuant to the Federal Communications Act, in the form attached hereto as Exhibit B and incorporated herein by this reference, when requested to do so by FCN, shall be a condition precedent to reimbursement, payment and advancement of License Fees or other amounts hereunder.

22.  Notices.

     (a) All notices or communications to each party hereunder shall be in writing and shall be deemed given when personally delivered (including, without limitation, upon delivery by overnight courier or other messenger or upon receipt of facsimile copy), upon the date of mailing by certified or registered mail postage prepaid, or when delivered to the telegraph office for transmission, charges prepaid, addressed as follows, or to such other address as such party may hereafter specify in a notice sent as provided herein:

          If to Producer:

          Film Roman, Inc.
          10635 Riverside Drive
          Toluca Lake, CA 91602
          Attention:  Phil Roman, Chairman


          With a courtesy copy to:

          Dixon Q. Dern, Esq.
          1901 Avenue of the Stars
          Suite 400
          Los Angeles, CA 90067

          If to FCN:

          Fox Children's Network
          10201 West Pico Boulevard
          Los Angeles, CA 90035
          Attn:  Business Affairs


          and:

          Fox Children's Network
          10201 West Pico Boulevard
          Los Angeles, CA 90035
          Attn:  Legal Affairs


     (b) If the last day on which notice may be given falls on a Saturday, Sunday or other day on which the department of the sending party that is responsible for sending such notice is not open for business, then notwithstanding any other provision hereof, such last day shall be deemed postponed until the next day on which such department is open for business, but such postponement shall in no event be more than 3 business days.

23.  CONFIDENTIALITY.

     Neither Producer nor FCN shall disclose to any third party (other than its respective employees, in their capacity as such) any information with respect to the financial terms and provisions of this Agreement, except: (a) to the extent necessary to comply with any law or the valid order of a court of competent jurisdiction or a union requirement for payment of residuals, and in any such event the party making such disclosure shall seek confidential treatment of such information; (b) to its parent company, its auditors and its attorneys as part of its normal reporting or review procedure, and, in any such event, such parent company, auditors and attorneys agree to be bound by the provisions of this Paragraph 22; or (c) in order to enforce its rights pursuant to this Agreement.

24.  CLAIMS.

     If any claim shall be asserted against FCN arising out of any matter concerning which Producer has made a representation, warranty or agreement in this Agreement, and if because of such claim, FCN, in its discretion, deems itself placed in jeopardy of suffering any liability as a result of such claim, FCN will thereupon serve written notice upon Producer containing the full details of such claim as then known to FCN. Until said claim has been finally adjudicated or settled, FCN, in its discretion, shall have the right (in addition to all of its rights and remedies at law, in equity and otherwise) to: (a) withhold a portion of the monies due or payable to Producer by virtue of this Agreement, such portion to be reasonably related to the amount of such claim; and/or (at FCN's election)
(b) suspend this Agreement until such time as FCN, in its discretion, deems that exhibition or other use hereunder of each Program affected by such claim hereunder would not place FCN in jeopardy of suffering any liability as a result of such claim. In the event FCN withholds any monies, Producer shall have the right to post a bond issued by a company acceptable to FCN and covering the portion withheld by FCN, which portion shall then be remitted to Producer. Upon the final adjudication or final settlement of such claim, FCN shall disburse all such funds held by it to Producer or to any other party entitled thereto, in accordance with the terms of any such adjudication, settlement or other final disposition. In no event shall FCN's suspension of this Agreement, if any, continue beyond the date of such final adjudication, settlement or other final disposition of such claim.

25.  MISCELLANEOUS.

     (a) No waiver of any failure of any condition or of the breach of any obligation hereunder shall be deemed to be a waiver of any preceding or succeeding failure of the same or any other condition, or a waiver of any preceding or succeeding breach of the same or any other obligation.

     (b) This Agreement constitutes the entire understanding between FCN and Producer concerning the subject matter hereof and shall not be amended, modified, changed, renewed, extended or discharged except as specifically provided herein, or by an instrument in writing signed by the party against whom enforcement of such amendment, modification, change, renewal, extension or discharge is sought. Producer agrees to execute and deliver any and all documents requested by FCN to effectuate the purpose or provisions of this Agreement; provided that if Producer fails to execute any such document within ten (10) days of Producer's receipt of FCN's said request, FCN is hereby appointed (such appointment being coupled with an interest) or Producer's true and lawful agent to execute the same in Producer's name.

     (c) This Agreement shall be construed and enforced in accordance with the internal laws of the State of California applicable to contracts negotiated, executed, and wholly performed within said State, regardless of where this Agreement negotiated, executed and/or performed.

     (d) Each and all of the several rights, remedies and options of each party hereto under or contained in or by reason of this Agreement shall be cumulative, and the exercise of one or

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

more of said rights or remedies shall not preclude the exercise of any other right or remedy under this Agreement, at law, or in equity.

     (e) If any of the provisions of this Agreement, as applied to either Producer or FCN or to any circumstances, shall be adjudged void or unenforceable, or in conflict with any applicable law, or any mandatory provision of any applicable and binding collective bargaining agreement, the same shall in no way affect any other provision of this Agreement, the application of such provisions in any other circumstances or the validity or enforcement of the balance of this Agreement.

     (f) Notwithstanding this Agreement, FCN may exercise at any time any legal right derived prior or subsequent hereto from the public domain or any source independent of this Agreement, to any creative or other elements, ideas, methods, characters, characterizations, locales, formulas, incidents and formats or any treatments of any of the foregoing, all without any obligation to Producer.

     (g) Paragraph headings are inserted for convenience only and shall not be used to interpret this Agreement or any of the provisions hereof or given any legal or other effect whatsoever.

     (h) As to any matter not specifically covered in this Agreement, industry custom and practice shall be controlling to the extent not inconsistent with this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    FOX CHILDREN'S NETWORK

                                    By:
                                         __________________________
                                         Its:  ____________________

                                    FILM ROMAN. INC.

                                    By:
                                         __________________________
                                         Its: _____________________


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